[PEOPLES BANCORP INC. LETTERHEAD]


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                           Contact: Mark F. Bradley
---------------------                                    President and CEO
May 31, 2005                                             (740) 373-3155


              PEOPLES BANCORP INC.'S ROBERT E. EVANS RETIRES AS CEO
      ---------------------------------------------------------------------

         MARIETTA,Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced that, effective May 31, 2005, Robert E. Evans retired as Chief Executive Officer of Peoples Bancorp Inc. ("Peoples Bancorp") and its banking subsidiary Peoples Bank, National Association ("Peoples Bank"). Evans will continue as Chairman of the Board and a Director of both Peoples Bancorp and Peoples Bank.
         As part of a succession plan announced in February 2005, Mark F. Bradley has been named President and CEO of both Peoples Bancorp and Peoples Bank effective May 31, 2005.
          "I think the time is right for Mark to assume the CEO leadership of our companies," said Evans. "I plan to continue with Peoples Bancorp as Chairman of the Board, but have more time for attention to my family, friends and health."
         Evans had previously planned to retire as CEO on June 30, 2005.
         "We have a strong management team that is focused on continuing Peoples Bancorp's long-term success, and their skill and dedication permit me to take a less active role." Evans continued. "My 25 years as Chief Executive Officer of Peoples Bancorp have provided me with many opportunities to serve customers and shareholders. The Board of Directors and I support Mark and our executive team's efforts to grow shareholder value."
         Evans, 65, has been Chief Executive Officer of Peoples Bancorp since 1980 and with Peoples Bank since 1970. He had also served as President of Peoples Bancorp until mid-2004.
         Bradley, 35, has served as President and Chief Operating Officer of Peoples Bank since 2002. He became Chief Operating Officer of Peoples Bancorp in 2003, and President of Peoples Bancorp in mid-2004. Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 50 locations and 33 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.



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